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                        Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-32429) pertaining to the Employees' Investment Program of Federal-Mogul Corporation of our report dated June 22, 2001, with respect to the financial statements of the Federal-Mogul Corporation Employee Investment Program included in this Annual Report (Form 11-K) for the year ended December 31, 2000.





/s/ Ernst & Young LLP

Detroit, MI
June 22, 2001